Exhibit 15

NOMINEE AGREEMENT

This Nominee Agreement (this “Agreement”) is made this 23rd day of January 2023, by and among Stilwell Activist Investments, L.P., Stilwell Activist Fund, L.P., and Stilwell Value Partners VII, L.P., (collectively, the “Stilwell Funds”), their General Partner, Stilwell Value LLC (“Stilwell Value” and together with the Stilwell Funds, “The Stilwell Group”), having their principal places of business at 111 Broadway, 12th Floor, New York, NY 10006, and Rodney H. Blackwell, an individual with a principal business address of P.O. Box 18439, Hattiesburg, MS 39404 (“Nominee”).

WHEREAS, The Stilwell Group and its affiliates are the beneficial owners of shares of common stock (“Common Stock”) of Peoples Financial Corporation (“PFBX” or the “Company”), may solicit proxies to elect one or more nominees to PFBX’s Board of Directors (the “Board”) at the 2023 annual meeting of stockholders of PFBX (the “Meeting”), and wish to nominate Nominee for election to the Board at the Meeting;

WHEREAS, Nominee desires and agrees to be nominated for and to sit on the Board if elected at the Meeting for a term to expire at the 2024 annual meeting of stockholders and until his respective successor is duly elected and qualified;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Nominee hereby agrees to have his name placed in nomination by The Stilwell Group as its nominee for election to the Board, and for that purpose, understands and agrees that The Stilwell Group will solicit proxies from stockholders to cause Nominee to be elected. Simultaneously with the execution of this Agreement, Nominee shall deliver his written consent to The Stilwell Group to be named as a nominee of The Stilwell Group in any proxy statement relating to the Meeting and to serve as a director of PFBX if elected, a copy of which is attached hereto as Exhibit A. Nominee understands that an alternate nominee may become the actual nominee if Nominee is unable to stand for election.

2.        Nominee hereby represents and warrants to The Stilwell Group that he will not, without The Stilwell Group’s prior written consent, acquire, directly or indirectly, any PFBX securities, whether beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) or of record, or effect any sale or disposition of any PFBX securities, from the date hereof until the conclusion of the Meeting and that he has notified all business partners, associates, family members and other entities or individuals with which he might share such beneficial ownership of PFBX securities that no PFBX securities may be purchased or sold during such time; provided, further, that so long as this Agreement is in effect, Nominee agrees to provide The Stilwell Group advance written notice prior to effecting any purchase, sale, acquisition or disposal of any securities of PFBX which has, or would have, direct or indirect beneficial ownership so that The Stilwell Group has an opportunity to review the potential implications of any such transaction in the securities of PFBX and pre-clear any such potential transaction in the securities of PFBX by Nominee. Nominee further agrees that so long as this Agreement is in effect, Nominee shall provide written notice to The Stilwell Group of (i) any purchases or sales of securities of PFBX; and (ii) any securities of PFBX over which he acquires or disposes of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3.       The Stilwell Group agrees to reimburse all of Nominee’s actual out-of-pocket expenses incurred in connection with the nomination process until the conclusion of the Meeting, including postage and travel expenses.

4.       Nominee and The Stilwell Group agree that in the event Nominee is elected as a director of PFBX, nothing in this Agreement shall be construed as affecting Nominee’s ability to act independently with respect to his responsibilities and decisions as a director, which shall be governed by applicable law and subject to Nominee’s fiduciary duty to the stockholders of the Company.

5.       The Stilwell Group hereby indemnifies and holds Nominee harmless for all damages and expenses incurred in connection with agreeing to have his name placed in nomination and to have proxies solicited in order to elect him to the Board (the “Solicitation”); provided, however, that Nominee will not be entitled to indemnification for claims arising from his gross negligence, willful misconduct, intentional and material violations of law, criminal actions or material breach of the terms of this Agreement; provided further, that upon his becoming a director of PFBX, this indemnification shall not apply to any claims made against him in his capacity as a director of PFBX. This indemnification will include any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, and any and all reasonable costs and expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, any civil, criminal, administrative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by Nominee, directly or indirectly, as a result of or arising from the Solicitation and any related transactions (each, a “Loss”). In the event of a claim against Nominee or the occurrence of a Loss, Nominee shall give The Stilwell Group notice thereof no later than ten (10) days after Nominee has knowledge of such claim or Loss (provided that failure to promptly notify The Stilwell Group shall not relieve it from any liability which it may have on account of this Section 5, except to the extent it shall have been materially prejudiced by such failure). The Stilwell Group retains the sole right to select and retain counsel for Nominee and shall reimburse Nominee for all Losses suffered as provided herein.

6.       The obligations of The Stilwell Group under this Agreement are contingent upon The Stilwell Group’s determination, in its sole discretion, that Nominee is a suitable candidate for the Board, which such determination may include a due diligence review of Nominee’s background.

7.        Nominee understands that this Agreement may be publicly disclosed by The Stilwell Group.

/s/ Megan Parisi
Megan Parisi on behalf of The Stilwell Group

/s/ Rodney H. Blackwell
Rodney H. Blackwell, Nominee

EXHIBIT A

CONSENT OF PROPOSED NOMINEE

I, Rodney H. Blackwell, hereby consent to be named and described as a nominee of Stilwell Activist Investments, L.P. (together with its affiliates, “The Stilwell Group”) for election as a director of Peoples Financial Corporation (“PFBX”) at PFBX’s 2023 Annual Meeting of Stockholders (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Meeting”) in (i) any proxy statement relating to the Annual Meeting and (ii) any other written materials and public filings of The Stilwell Group relating to the Meeting or otherwise to be used in connection with The Stilwell Group’s solicitation of proxies from the stockholders of PFBX, and I hereby consent and agree to serve as a director of PFBX if elected at the Meeting.

/s/ Rodney H. Blackwell
Rodney H. Blackwell

Dated:	January 23, 2023